EXHIBIT 10.1

REVENUE SHARING AGREEMENT

This REVENUE SHARING AGREEMENT is made as of the 18 day of February, 2022, with Effective date as March 1, 2022 between MAHASER LTD (“Company”) and GBT Technologies, Inc. (“Purchaser”).

Preamble

WHEREAS, Company owns an e-commerce platform as a store which is the legal, exclusive owner of Ravenholm Electronics all accounts on Amazon. USA, Canada, Japan, Australia, UAE, Saudi, Singapore, Brazil and Turkey, doing sales for its customers and charges its customers for sales (“Sales by Amazon”) which includes the following Internet domain name(s):

https://www.amazon.com/s?me=A21C579I9MM2U0&marketplaceID=ATVPDKIKX0

WHEREAS, Purchaser desires to purchase the opportunity to share in revenues received by Company with respect to Amazon Sales received from residents of the United States of America.

ACCORDINGLY, in consideration of the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following:

1.    Revenue Sharing.

(a)    No later than March 1, 2022 Purchaser shall deliver in cash to Company $100,000, and shall no later than March 15, 2022, deliver to Company 1,000,000 shares of GBT Technologies, Inc. common stock which has not been registered and is subject to the SEC Rule 144 holding period.

(b)    The Company agrees to pay to Purchaser 95% per year (the “Revenue Share”) for all revenue generated by and received by Seller from the Sales by Amazon within the United States of America as follows for the period from March 1, 2022 through December 31, 2022:

(c)    Company shall pay Purchaser the Revenue Share within thirty days after the end of each calendar month with respect to revenues received by Company in such month that are subject to the Revenue Share. Purchaser will be responsible for all acquisitions of the products that being sold by Amazon from any sources it finds fit.

(d)    As the Company is a single asset company that operates only the Sales by Amazon platform, Purchaser will be entitle to appoint one manager to the Company that shall be entitled to oversee its Revenue Share for so long as Company, or its successors or assignees continue to operate said Amazon platform.

(e)    Purchaser shall have no obligations to make any further payments to Company other than those set forth in Section 1(a). For any further extensions, Purchaser will have the option to continue this Revenue Share for annual payment of $200,000 which can be payable with Purchaser shares payable based on 20 days VWAP prior of its issuance.

2.    Representations and Warranties of Company.    Company hereby represents and warrants to Purchaser that:

(a)    Company is duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to carry on its business as it is now being conducted and to enter into this Agreement and perform its obligations hereunder.

3.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

4.    Arbitration.    The parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy between them involving this Agreement or its interpretation, or relating in any way to the Revenue Share purchased by Purchaser hereunder. All such disputes, claims or controversies (hereinafter “Disputes”) shall be disposed of as follows: (a) the aggrieved party must submit all Disputes in writing to the other party within thirty (30) days of the occurrence complained of; (b) if the Dispute is not resolved within thirty (30) days thereafter, either Party may refer the Dispute to the Las Vegas, NV office of the American Arbitration Association (“AAA”) for arbitration. The arbitrator shall be chosen and the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA. The expense of the arbitrator shall be shared equally by Company and the Purchaser. Arbitration shall take place in Las Vegas NV.

The arbitrator shall have no authority to change any of the provisions of this Agreement, whether by alterations, additions to or subtractions from its terms.

The arbitrator shall not be empowered to award damages, and each party hereby irrevocably waives any damages, in excess of compensatory damages. The award of the arbitrator shall be final and binding on the parties. The parties hereby agree that the federal and state courts located in Las Vegas, NV shall have jurisdiction to confirm and enter judgment upon any arbitration award with respect to any dispute which is arbitrable as set forth herein. The arbitration provisions of this Agreement shall survive the termination or expiration of this Agreement.

5.    Entire Agreement.    This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous verbal and written agreements between the parties hereto with respect to such subject matter.

6.    Amendment.    This Agreement may only be amended by a written instrument executed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Mahaser LTD.

By:
Name:	Mo Jacob, Manager

GBT Technologies, INC.

By:
Name:	Mansour Khatib, CEO